Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Summary Financial Data”, “Selected Financial Data” and “Experts” and to the use of our report dated March 1, 2010 (except Note 16 and paragraphs 2, 3, 4, 5 and 6 of Note 18, as to which the date is December 22, 2010, and except paragraph 7 of Note 18, as to which the date is          , 2011), with respect to the consolidated financial statements of HCA Inc., and our report dated March 1, 2010, with respect to the effectiveness of internal control over financial reporting of HCA Inc. in the registration statement (Form S-1) and related prospectus of HCA Holdings, Inc. for the registration of shares of its common stock.

Nashville, Tennessee
          ,2011

The foregoing consent is in the form that will be signed upon the completion of the 2011 stock split and increase in authorized shares described in Note 18 to the consolidated financial statements.

/s/ Ernst & Young LLP

Nashville, Tennessee
December 22, 2010